Exhibit 99.1

Investor Relations:	Media Relations:
Carole Curtin	Bob Meldrum
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com
303 566-1000	303 566-1354

tw telecom Reports Fourth Quarter and Full Year 2008 Results

— Achieved 34.4% M-EBITDA margin for 2008, a 310 basis point expansion over 2007 —

— Delivered $51 million levered free cash for 2008 compared to $6 million for 2007 —

— Grew EPS to $.06 per share for 2008 from ($.28) per share for 2007 —

LITTLETON, Colo. – February 9, 2009 – tw telecom inc. (NASDAQ: TWTC), a leading provider of managed voice, Internet and data networking solutions for business customers, today announced its fourth quarter 2008 financial results, including $294.6 million of revenue, $104.2 million in Modified EBITDA1 (“M-EBITDA”) and net income of $5.0 million. For the year ended December 31, 2008, the Company reported $1.159 billion in revenue, $399.0 million of M-EBITDA and net income of $8.5 million.

“For 2008, we grew revenue, produced net income, further enhanced our strong liquidity position, and achieved record growth in levered free cash flow, resulting in our strongest overall financial performance ever,” said Larissa Herda, tw telecom’s Chairman, CEO and President. “Our sales trends remained steady but revenue growth was dampened by the headwinds of churn and a challenging economy. For 2009, we expect the challenges to continue, but we remain focused on growth. As customers continue to make the network an imperative for running their businesses to optimize their cost efficiencies, we will focus on serving their evolving demand, which we believe will require large amounts of bandwidth as well as network management skills. To position ourselves for these opportunities, we are continuing targeted initiatives including product development, ongoing network expansion and further investment in our customer experience, which we believe will serve us well.”

Highlights for the Year

•	Grew total revenue 7% year over year

•	Grew enterprise revenue to $840.5 million, a 12% increase

•	Grew M-EBITDA to $399.0 million, an increase of $60 million over 2007, or 18%

•	Achieved modified gross margin[8] of 57.9% and M-EBITDA margin of 34.4% representing a 90 basis point improvement in modified gross margin and 310 basis point improvement in M-EBITDA margin over 2007

•	Achieved net income of $8.5 million, or $0.06 earnings per share for 2008, compared to a net loss of $40.3 million, or $.28 loss per share for 2007

•	Delivered levered free cash flow[4] of $50.9 million, or 4% of revenue, compared to $5.7 million, or 1% of revenue for 2007, a 797% improvement

•	Ended the year with $352.2 million in cash and equivalents, up $30.6 million for the year

Business Trends

“We are realistic about the economy, with the coming year being one in which we must remain nimble in adjusting our plans for any volatility in the economic environment,” said Mark Peters, tw telecom’s Executive Vice President and Chief Financial Officer. “Our current plan is to continue to invest in targeted opportunities and position ourselves for the future, and we expect to deliver positive levered free cash flow for 2009.”

The Company continues in a strong liquidity position with no significant debt maturities until 2013, $352 million in cash and equivalents, an undrawn revolver, and no financial maintenance covenants unless it draws its revolver9, which provides a great deal of flexibility to make the right investments for its business.

Churn

The Company continued to see higher revenue churn10, which was 1.2% for the current and prior quarter compared to 1.0% for the same quarter last year. The increase in churn began in the first quarter of the year and reflects the impacts of the economy and acquired customers. The Company continues to see a concentration of this churn from the acquired customer base that buys less complex services, especially smaller customers, as well as mortgage-related businesses and carriers. The Company expects this higher revenue churn may continue.

Customer churn10 was 1.3% for the current quarter, down from 1.5% for the prior quarter but up from 1.0% for the same quarter last year. The majority of the customer turnover was from small acquired2 customers that are below the Company’s service profile and the Company expects this churn will continue.

Expectations for 2009

The Company continues to expect normal business fluctuations to impact sequential trends in revenue, margins and cash flow. This includes the timing of sales and installations, seasonality of sales and usage, disputes, repricing of contract renewals and ongoing revenue churn, which includes the impact from carrier customers related to their consolidation activities and network grooming.

The Company expects the first quarter of 2009 will be impacted by historical trends, which include lower seasonal revenue growth and a sequential cost increase due to resetting of payroll taxes and other employee related costs. The fluctuation in these costs is expected to increase expenses $4 to $5 million sequentially in the first quarter over the fourth quarter.

Effective January 1, 2009 the Company will adopt recently mandated FASB Staff Position APB 14-1, which addresses the changes in accounting for certain convertible debt instruments that will be reported for the first time in the first quarter 2009
Form 10-Q. The impact of this accounting pronouncement will be to record a discount on the Company’s convertible debt to reflect the fair value of the debt at issuance using the estimated interest rate for a non-convertible instrument. This discount will be amortized to interest expense over the expected term of the debt.

Adoption of this pronouncement will impact non-cash interest expense and net income and will be retrospectively applied to all periods presented in its financial statements. The Company estimates the 2009 impact will be to increase non-cash interest expense by $16 to $18 million for the year.

Capital Expenditures

Including integration and branding investments, capital expenditures were $72.9 million for the quarter compared to $66.6 million for the same period last year, and $75.9 million for the prior quarter. The sequential decrease primarily reflects project completions on certain strategic investments that expanded our reach and capacity. The majority of spending is success-based and driven by customer demand.

For the year capital expenditures were $276.9 million compared to $259.5 million for 2007, including integration and branding expenditures of $10.6 million for the year and $30.1 million for 2007.

For 2009, the Company expects total capital expenditures to be approximately $250 to $275 million with the majority of the capital tied to new sales opportunities.

Highlights for the Fourth Quarter 2008

•	Grew total revenue 1% sequentially and 5% year over year

•	Grew enterprise revenue 26 consecutive quarters including 2% sequentially and 9% year over year.

•	Grew enterprise revenue to 74% of total revenue from 71% in the same period last year

•	Grew data and Internet revenue 5% sequentially and 23% year over year

•	Grew M-EBITDA 2% sequentially and 12% year over year

•	Achieved a 35.4% M-EBITDA margin, a 200 basis point improvement year over year

•	Delivered $12.7 million of levered free cash flow, representing 4% of revenue

Year over Year Results –Fourth Quarter 2008 compared to Fourth Quarter 2007

Revenue

Revenue for the quarter was $294.6 million compared to $279.5 million for the fourth quarter last year, representing a year over year increase of $15.2 million, or 5%. Key changes in revenue included:

•	$18.5 million increase in revenue from enterprise customers, or 9% year over year, representing 26 consecutive quarters of enterprise growth

•

$1.8 million decrease in revenue from carriers. Growth in new sales was outpaced by disconnects, including $2.0 million lost revenue from one wireless customer and repricing of renewed customer contracts

•	$1.6 million decrease in intercarrier compensation related to rate reductions

By product line, the percentage change in revenue year over year was as follows:

•	23% increase for data and Internet services[5], primarily due to continued success with Ethernet and IP-based product sales

•	2% decrease for voice services[6], primarily due to churn in the acquired customer base

•	2% decrease for network services[7], primarily due to customer disconnects and repricing of contracts

M-EBITDA and Margins

M-EBITDA grew to $104.2 million for the quarter from $93.3 million for the same period last year, a 12% increase, or $11 million. The growth in M-EBITDA represents the contribution from revenue growth, cost synergies from network optimization efforts and employee cost efficiencies that were partially offset with higher maintenance, utilities and other field costs and bad debt expense. Included in M-EBITDA are integration and branding expenses.

Operating costs for the quarter increased primarily due to increased network access costs associated with additional sales, and higher employee, maintenance, utility costs and other field costs, offset by cost containment efforts and cost synergies. Operating costs as a percent of revenue were 43% for both the current period and the same period last year.

Selling, general and administrative costs (“SG&A”) decreased year over year, reflecting lower integration costs, employee cost efficiencies and other cost containment efforts, partially offset by higher bad debt expense. Bad debt expense was $3.9 million for the quarter and $2.2 million for the same period last year, representing 1.3% of quarterly revenue for the current quarter and .8% for the same period last year. SG&A costs as a percent of revenue declined to 24% for the quarter as compared to 26% for the same period last year, reflecting cost efficiencies and scaling of the business.

Modified gross margin8 was 57.6% for the current quarter compared to 57.7% for the same period last year. M-EBITDA margin for the quarter was 35.4% as compared to 33.4% for the same period last year, a 200 basis point improvement. The improvement in margin between periods primarily reflects contributions from revenue growth, synergies and scaling of the business.

The Company utilizes a fully burdened modified gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations, excluding non-cash stock-based compensation expense.

Net Income and Loss

For the quarter the Company reported net income of $5.0 million, or $0.03 per share compared to a net loss of $5.3 million, or a loss of $0.04 per share, for the same period last year. Net income for the quarter reflects strong M-EBITDA growth.

Sequential Results –Fourth Quarter 2008 compared to Third Quarter 2008

Revenue

Revenue for the quarter was $294.6 million, as compared to $291.6 million for the third quarter, an increase of $3.0 million, or 1%. Key changes in revenue included:

•	$4.1 million increase in enterprise revenue, representing 2% sequential growth

•	$0.4 million decrease in revenue from carrier customers reflecting new sales offset by repricing of renewed customer contracts and churn, particularly one wireless customer

•	$0.7 million decrease in intercarrier compensation primarily related to rate reductions

By product line, the percentage change in revenue sequentially was as follows:

•	5% increase for data and Internet services, primarily due to continued success with Ethernet and IP based product sales

•	1% decrease for voice services, reflecting ongoing sales offset by disconnects of acquired products and seasonal long distance

•	1% decrease in network services, primarily due to ongoing disconnects and contract repricing, partially offset by an increase in collocation services

M-EBITDA and Margins

M-EBITDA was $104.2 million for the quarter, compared to $102.6 million for the prior quarter, a 2% increase.

Operating costs as a percent of revenue were 43% for the quarter compared to 42% for the prior quarter. SG&A costs decreased reflecting lower employee costs from cost containment initiatives. SG&A represented 24% of revenue for both quarters.

Modified gross margin was 57.6% compared to 58.1% for the prior quarter. M-EBITDA margin was 35.4% for the quarter, compared to 35.2% for the prior quarter. The change in M-EBITDA and margins primarily reflects contributions from revenue growth and cost containment initiatives.

Net Income

For the quarter the Company reported net income of $5.0 million, or $0.03 per share, compared to net income of $3.8 million, or $0.03 per share for the prior quarter. Net income reflects strong M-EBITDA growth and an investment impairment charge taken in the prior quarter that did not recur, partially offset by an increase in depreciation.

Summary

“tw telecom is in a solid strategic position with strong liquidity and ongoing customer opportunities,” said Herda. “We will continue to leverage our strategic position, develop new products and actively pursue opportunities to grow our business.”

tw telecom plans to conduct a webcast conference call to discuss its earnings results on February 10 at 9:00 a.m. MST (11:00 a.m. EST). To access the webcast and the financial and statistical information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations.”

(1)

The Company uses a modified definition of EBITDA to eliminate certain non-cash and non-operating income or charges to earnings to enhance the comparability of its financial performance from period to period. Modified EBITDA (or “M-EBITDA”) is defined as net income or loss before depreciation, amortization, accretion, impairment charges and other gains and losses, interest expense, debt extinguishment costs, interest income, income tax expense or benefit, cumulative effect of change in accounting principle, and non-cash stock-based compensation expense.

(2)	Acquired customer base reflects the acquisition of Xspedius Communications, LLC on October 31, 2006.

(3)

The Company defines unlevered free cash flow as Modified EBITDA less capital expenditures. Unlevered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(4)

The Company defines levered free cash flow as Modified EBITDA less capital expenditures and net interest expense from operations (but excludes debt extinguishment costs). Levered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(5)

Data and Internet services include services that enable customers to interconnect their internal computer networks and to access external networks, including Internet at high speeds using Ethernet protocol. Services include metro and wide area Ethernet, virtual private network solutions and Internet access.

(6)	Voice services contain traditional and next generation voice capabilities, including voice services from stand alone and bundled products, long distance, toll free services, and VoIP.

(7)

Network services include transmission speeds up to OC 192 to carrier and enterprise customers. These services transmit voice, data, image, as well as enable transmission for storage, using state-of-the-art fiber optics.

(8)

The Company defines modified gross margin as Total Revenue less operating costs excluding non-cash stock-based compensation expense. Modified gross margin is reconciled to gross margin in the financial tables.

(9)

The Company does not have any maintenance debt covenants on its current debt instruments unless it draws its unused revolver. Please see the Company’s Form 10-K and other SEC filings for further details on other debt covenants as well as further details on debt terms and conditions.

(10)

The Company defines revenue churn as the average lost recurring monthly billing from disconnects (excluding repricing impacts and usage) over the quarter compared to reported revenue for the quarter. Customer churn is defined as the average monthly customer disconnects divided by the average monthly customer count.

Financial Measures

The Company provides financial measures using generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements. Modified EBITDA is reconciled to Net Income (Loss), the most comparable GAAP measure, within the Consolidated Operations Highlights and in the supplemental information posted on the Company’s website.

In addition, management uses unlevered and levered free cash flow, which measure the ability of M-EBITDA to cover capital expenditures. The Company uses these cash flow definitions to eliminate certain non-cash costs. Levered and unlevered free cash flow are reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website. The Company also provides an adjustment to the measure gross margin by eliminating the impact of non-cash stock-based compensation expense related to the adoption of SFAS 123R. Management uses modified gross margin internally to assess on-going operations. Modified gross margin is reconciled to gross margin in the Consolidated Operations Highlights.

Forward Looking Statements

The statements in this press release concerning the outlook for 2009 and beyond, including expansion plans, growth prospects, churn, business fluctuations, sales activity, timing of sales and installations, expense trends, the impact of accounting changes, seasonality, disputes, repricing of contract renewals and ongoing revenue churn, revenue, margins and cash flow trends, market opportunities, product development, and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks summarized in the Company’s filings with the SEC, especially the section entitled “Risk Factors” in its 2007 Annual Report on Form 10-K and its quarterly report on Form 10-Q for the quarter ended September 30, 2008. tw telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About tw telecom

tw telecom, headquartered in Littleton, Colo., provides managed network services, specializing in Ethernet and data networking, Internet access, local and long distance voice, VPN, VoIP and security, to enterprise organizations and communications services companies throughout the U.S. As a leading provider of integrated and converged network solutions, tw telecom delivers customers overall economic value, quality service, and improved business productivity. Please visit www.twtelecom.com for more information.

tw telecom inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2008	2007	Growth %	2008	2007	Growth %
Revenue
Data and Internet services	$107,538	$87,489	23%	$399,928	$318,269	26%
Network services	95,577	97,340	-2%	387,339	393,569	-2%
Voice services	82,985	84,546	-2%	334,692	327,246	2%

Service Revenue	286,100	269,375	6%	1,121,959	1,039,084	8%
Intercarrier compensation	8,546	10,101	-15%	37,060	44,595	-17%

Total Revenue	294,646	279,476	5%	1,159,019	1,083,679	7%

Expenses
Operating costs	126,229	119,179		491,375	470,038

Gross Margin	168,417	160,297		667,644	613,641
Selling, general and administrative costs	70,614	72,846		291,985	296,638
Depreciation, amortization, and accretion	73,468	73,129		285,783	279,454

Operating Income	24,335	14,322		89,876	37,549
Interest expense	(19,235)	(22,491)		(77,545)	(91,285)
Interest income	566	3,875		6,308	17,489
Other loss	—	(607)		(7,767)	(3,022)

Income (Loss) before income taxes	5,666	(4,901)		10,872	(39,269)
Income tax expense	697	391		2,347	1,000

Net Income (Loss)	$4,969	($5,292)		$8,525	($40,269)

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA
Gross Margin	$168,417	$160,297		$667,644	$613,641
Add back non-cash stock-based compensation expense	1,206	948		3,758	3,555

Modified Gross Margin	169,623	161,245	5%	671,402	617,196	9%

Selling, general and administrative costs	70,614	72,846		291,985	296,638
Add back non-cash stock-based compensation expense	5,240	4,862		19,599	18,445

Modified EBITDA	104,249	93,261	12%	399,016	339,003	18%

Non-cash stock-based compensation expense	6,446	5,810		23,357	22,000
Depreciation, amortization, and accretion	73,468	73,129		285,783	279,454
Net Interest expense	18,669	18,616		71,237	73,796
Other loss	—	(607)		(7,767)	(3,022)
Income tax expense	697	391		2,347	1,000

Net Income (Loss)	$4,969	($5,292)		$8,525	($40,269)

Modified Gross Margin %	57.6%	57.7%		57.9%	57.0%

Modified EBITDA Margin %	35.4%	33.4%		34.4%	31.3%

Free Cash Flow:
Modified EBITDA	$104,249	$93,261	12%	$399,016	$339,003	18%
Less: Capital Expenditures	72,868	66,587	9%	276,857	259,527	7%

Unlevered Free Cash Flow	31,381	26,674	18%	122,159	79,476	54%
Less: Net interest expense	18,669	18,616	0%	71,237	73,796	-3%

Levered Free Cash Flow	$12,712	$8,058	58%	$50,922	$5,680	797%

Expenses included in M-EBITDA reported above (2)
Integration expenses (3)	—	$1,273		—	$5,577
Branding expenses	$142	81		$3,002	1,301

Total	$142	$1,354		$3,002	$6,878

Expenditures included in Capital Expenditures above (2)
Integration costs	$3,017	$4,783		$10,038	$30,092

Branding costs	$262	—		$577	—

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Represents costs to integrate the acquired operations and execute a branding plan. All amounts are included in the reported results above.

(3)	Effective in 2008 the Company is no longer separately tracking operating-related integration expenses.

tw telecom inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	December 31, 2008	September 30, 2008	Growth %
Revenue
Data and Internet services	$107,538	$102,282	5%
Network services	95,577	96,152	-1%
Voice services	82,985	83,927	-1%

Service Revenue	286,100	282,361	1%
Intercarrier compensation	8,546	9,258	-8%

Total Revenue	294,646	291,619	1%

Expenses
Operating costs	126,229	123,051

Gross Margin	168,417	168,568
Selling, general and administrative costs	70,614	71,408
Depreciation, amortization, and accretion	73,468	71,537

Operating Income	24,335	25,623
Interest expense	(19,235)	(18,771)
Interest income	566	1,518
Other loss	—	(3,672)

Income before income taxes	5,666	4,698
Income tax expense	697	897

Net Income	$4,969	$3,801

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA
Gross Margin	$168,417	$168,568
Add back non-cash stock-based compensation expense	1,206	824

Modified Gross Margin	169,623	169,392	0%

Selling, general and administrative costs	70,614	71,408
Add back non-cash stock-based compensation expense	5,240	4,646

Modified EBITDA	104,249	102,630	2%

Non-cash stock-based compensation expense	6,446	5,470
Depreciation, amortization, and accretion	73,468	71,537
Net Interest expense	18,669	17,253
Other loss	—	(3,672)
Income tax expense	697	897

Net Income	$4,969	$3,801

Modified Gross Margin %	57.6%	58.1%

Modified EBITDA Margin %	35.4%	35.2%

Free Cash Flow
Modified EBITDA	$104,249	$102,630	2%
Less: Capital Expenditures	72,868	75,947	-4%

Unlevered Free Cash Flow	31,381	26,683	18%
Less: Net interest expense	18,669	17,253	8%

Levered Free Cash Flow	$12,712	$9,430	35%

Expenses included in M-EBITDA reported above (2)
Branding expenses	$142	$295

Expenditures included in Capital Expenditures above (2)
Integration costs	$3,017	$2,410

Branding costs	$262	$182

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Represents costs to integrate the acquired operations and execute a branding plan. All amounts are included in the reported results above.

tw telecom inc.

Highlights of Results Per Share

Unaudited (1) (2)

	Three Months Ended			Twelve Months Ended
	12/31/08	9/30/08	12/31/07	12/31/08	12/31/07
Weighted Average Shares Outstanding (thousands)
Basic	147,605	147,443	146,120	147,251	144,956

Diluted (2)	148,194	148,914	146,120	148,756	144,956

Basic & Diluted Income (Loss) per Common Share	$0.03	$0.03	($0.04)	$0.06	($0.28)

	As of
	12/31/08	9/30/08	12/31/07
Common shares (thousands)
Actual Shares Outstanding	147,774	147,519	146,542

Unvested Restricted Stock Units and Restricted Stock Awards (thousands)	1,199	1,494	1,837

Options (thousands)
Options Outstanding	11,956	12,028	11,508

Options Exercisable	7,961	7,151	7,195

Options Exercisable and In-the-Money	1,724	1,519	3,034

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Stock options, restricted stock units/awards and convertible debt subject to conversion, are excluded from the computation of diluted weighted average shares outstanding if their inclusion would be anti-dilutive. See the Company’s SEC filings for further details.

tw telecom inc.

Condensed Consolidated Balance Sheet Highlights

(Dollars in thousands)

Unaudited (1)

	December 31, 2008	September 30, 2008	December 31, 2007
ASSETS
Cash and equivalents	$352,176	$333,687	$321,531
Receivables	93,662	83,331	87,994
Less: allowance	(11,271)	(9,723)	(12,018)

Net receivables	82,391	73,608	75,976
Other current assets	20,850	21,675	22,164
Property, plant and equipment	3,266,868	3,221,218	3,022,752
Less: accumulated depreciation	(1,959,958)	(1,921,960)	(1,727,852)

Net property, plant and equipment	1,306,910	1,299,258	1,294,900
Other Assets	524,678	529,546	550,147

Total	$2,287,005	$2,257,774	$2,264,718

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$53,113	$38,757	$46,972
Deferred revenue	30,419	29,183	26,015
Accrued taxes, franchise and other fees	64,270	69,378	73,130
Accrued interest	17,386	9,604	16,707
Accrued payroll and benefits	38,245	42,641	36,560
Accrued carrier costs	36,981	32,754	50,898
Current portion of debt and lease obligations	7,221	7,275	7,337
Other current liabilities	26,115	24,508	30,647

Total current liabilities	273,750	254,100	288,266
Long-Term Debt and Capital Lease Obligations
Floating rate senior secured debt - Term Loan B, due 1/7/2013	588,000	589,500	594,000
9 1/4% senior unsecured notes, due 2/15/2014	400,285	400,299	400,340
2 3/8% convertible senior debentures, due 4/1/2026	373,750	373,750	373,750
Capital lease obligations	10,782	10,890	9,565
Less: current portion	(7,221)	(7,275)	(7,337)

Total long-term debt and capital lease obligations	1,365,596	1,367,164	1,370,318
Long-Term Deferred Revenue	17,734	18,254	19,672
Other Long-Term Liabilities	33,035	25,345	20,237
Stockholders’ Equity	596,890	592,911	566,225

Total	$2,287,005	$2,257,774	$2,264,718

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.

tw telecom’s Strong Liquidity

As of December 31, 2008:

•        No Near Term Major Debt Maturities

•        Weighted Cost of Debt is 5.6% (2)

•        No Financial Maintenance Covenants (1)

•        Key debt metrics (2)

Net Debt/M-EBITDA: less than 3x

Interest Coverage: nearly 6x

•        Over $352 million cash & equivalents

•        Unused $80 million revolver (3)

(1)	The Company has no financial maintenance covenants as of December 31, 2008. There are financial maintenance covenants in the Company’s undrawn revolver which would only apply if drawn.

(2)	Based on annualized results for Q4 2008.

(3)	In January 2009, the Company decreased its revolver by $20 million for that portion of the commitment backed by a failed financial institution.

(4)	See the Company’s SEC filings for a full description of the debt instruments.

tw telecom inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

Unaudited (1)

	Three Months Ended		Year Ended
	Dec. 31, 2008	Sept. 30, 2008	Dec. 31, 2008	Dec. 31, 2007
Cash flows from operating activities:
Net Income	$4,969	$3,801	$8,525	($40,269)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and accretion	73,468	71,537	285,783	279,454
Stock-based compensation	6,446	5,470	23,357	22,000
Investment impairment, deferred debt issue and other	966	5,331	11,556	5,348
Changes in operating assets and liabilities:
Receivables, prepaid expense and other assets	(6,166)	3,248	(3,404)	(338)
Accounts payable, deferred revenue, and other liabilities	15,793	(9,996)	(20,297)	(1,988)

Net cash provided by operating activities	95,476	79,391	305,520	264,207

Cash flows from investing activities:
Capital expenditures	(72,868)	(75,169)	(274,519)	(257,905)
Net proceeds from maturities of investments	—	—	3,699	68,959
Proceeds from sale of assets and other investing activities	(2,158)	4,060	(2,939)	375

Net cash used in investing activities	(75,026)	(71,109)	(273,759)	(188,571)

Cash flows from financing activities:
Net proceeds from issuance of common stock upon exercise of stock options and in connection with the employee stock purchase plan	(313)	2,316	5,930	31,846
Payment of debt and capital lease obligations	(1,648)	(2,067)	(7,046)	(7,504)

Net cash provided by financing activities	(1,961)	249	(1,116)	24,342

Increase in cash and cash equivalents	18,489	8,531	30,645	99,978
Cash and cash equivalents at the beginning of the period	333,687	325,156	321,531	221,553

Cash and cash equivalents at the end of the period	$352,176	$333,687	$352,176	$321,531

Supplemental disclosures of cash flow information:
Cash paid for interest	$11,626	$25,991	$77,006	$91,631

Cash paid for income taxes	$1,011	$71	$2,072	—

Addition of capital lease obligation	—	$778	$2,338	$1,622

Supplemental information to reconcile capital expenditures:
Capital expenditures per cash flow statement	$72,868	$75,169	$274,519	$257,905
Addition of capital lease obligation	—	778	2,338	1,622

Total capital expenditures	$72,868	$75,947	$276,857	$259,527

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.

Selected Operating Statistics

Unaudited (1)

	Three Months Ended
	2007				2008
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Dec. 31
Operating Metrics:
Route Miles
Metro	18,092	18,324	18,520	18,832	19,009	19,235	19,477	19,843
Regional	6,884	6,922	6,921	6,921	6,921	6,921	6,922	6,922

Total	24,976	25,246	25,441	25,753	25,930	26,156	26,399	26,765
Buildings (2)
Fiber connected buildings, on-net	7,689	7,884	8,109	8,355	8,587	8,810	9,109	9,422
Networks
Class 5 Switches	71	71	70	70	70	69	69	68
Soft Switches	35	35	35	36	36	36	36	36
Headcount
Total Headcount	2,778	2,817	2,876	2,859	2,883	2,890	2,827	2,844
Sales Associates	490	497	519	508	511	517	485	485
Customers
Total Customers	31,431	31,342	31,440	31,638	31,200	30,663	30,006	29,672

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Fiber connected buildings (e.g. “on-net”) represents locations to which the Company’s fiber network is directly connected.